Exhibit 2.1

                            STOCK EXCHANGE AGREEMENT
                           AND PLAN OF REORGANIZATION


     This STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement ") dated as of February 5, 2004, by and among Arbor, Inc., a Nevada corporation whose principal office is located at 2642 Collins Avenue, Miami Beach, Florida 33140, ("ARBOR"); the principal ARBOR shareholder listed on EXHIBIT A (the
                                                            ---------
"PRINCIPAL ARBOR SHAREHOLDER"); each of the persons listed on EXHIBIT B who are
                                                              ---------
directors and principal shareholders of LAIZHOU (collectively referred to as "SELLER"); and CHINA LAIZHOU BAY MINING INTERNATIONAL CORPORATION, a corporation organized under the laws of the British Virgin Islands whose principal office is located at Yunfeng Stone Material Industry and Trade Park, Laizhou, Shandong, China 261400 ("LAIZHOU").

                                 R E C I T A L S

     A. LAIZHOU, through its wholly owned subsidiary Laizhou Jia Sheng Stone Company, a PRC corporation, is in the granite mining and processing business.

     B. SELLER owns the number of shares of common stock of LAIZHOU set forth on EXHIBIT B.
         ---------

     C. ARBOR is a publicly quoted corporation with nominal assets and liabilities. On the Closing Date (as defined herein), ARBOR shall file the Amended and Restated Articles which was approved by the majority of the shareholders on January 31, 2004 and, upon such filing, ARBOR will be authorized to issue Thirty Million (30,000,000) shares of capital stock, of which Twenty Five Million (25,000,000) shares will be designated Common Stock, $0.001 par
value per share, and  Five Million (5,000,000) shares  will   be designated
Preferred Stock, $0.001 par value per share.

     D. Prior to the Closing Date of the Agreement, ARBOR will have (i) Eight Million Nine Hundred Ninety Eight Thousand (8,998,000) shares of Common Stock issued and outstanding and (ii) One Million Four Hundred Thousand (1,400,000) shares of Common Stock which may be granted pursuant to the ARBOR Stock Option Plan (the "Option Plan").

     E. ARBOR desires to acquire one hundred percent (100%) of the issued and outstanding common stock of LAIZHOU, in consideration for which ARBOR shall issue to LAIZHOU's shareholders Five Million (5,000,000) shares of its Common Stock, in a tax-free reorganization pursuant to Section 368(a)(1)(B) of the United States Internal Revenue Code, as amended ("Code").

     F. The PRINCIPAL ARBOR SHAREHOLDER desires to transfer Three Million Five Hundred Thousand (3,500,000) shares of Common Stock, $0.001 par value per share, to certain LAIZHOU shareholders on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE I

                     ACQUISITION OF LAIZHOU SHARES BY ARBOR

     1.1 ACQUISITION OF LAIZHOU. In the manner and subject to the terms and conditions set forth herein, ARBOR shall acquire from SELLER, one hundred percent (100%) of the issued and outstanding shares of LAIZHOU (the "LAIZHOU Shares").

     1.2 EFFECTIVE DATE. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the transactions set forth herein (the "Exchange") shall become effective on the Closing Date as defined herein.

     1.3     CONSIDERATION.

          (a) In connection with the acquisition of the LAIZHOU Shares, (i) ARBOR shall issue to SELLER Five Million (5,000,000) shares of ARBOR and (ii) the PRINCIPAL ARBOR SHAREHOLDER shall transfer Three Million Five Hundred Thousand (3,500,000) shares of ARBOR to SELLER. Items a(i) and a(ii) shall be collectively referred to as the "ARBOR Shares". Excluding the shares of Common Stock to be granted pursuant to the Option Plan, such shares at the Closing shall equal Sixty and 723/1000ths percent (60.723%) of the issued and outstanding shares of ARBOR, and shall be issued and/or transferred as set forth on EXHIBIT D attached hereto.
   ---------

          (b) Excluding the shares of Common Stock to be granted pursuant to the Option Plan, if, between the date of this Agreement and the Closing Date, the outstanding shares of ARBOR Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, or other similar transaction, then the number of shares of Common Stock referenced in Section 1.3(a), above, shall be appropriately adjusted to constitute Sixty and 723/1000 (60.723%) of the issued and outstanding shares of capital stock of ARBOR as of the Closing Date.

          (c) No fractional shares of ARBOR Common Stock shall be issued in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.

     1.4 EFFECT OF STOCK EXCHANGE. As of the Closing Date, all of the following shall occur:

          (a) The Articles of Incorporation of LAIZHOU and ARBOR, as in effect on the Effective Date, shall continue in effect without change or amendment.

          (b) The Bylaws of LAIZHOU and ARBOR, as in effect on the Closing Date, shall continue in effect without change or amendment.

          (c) Upon the Closing Date, Chen Dong shall be appointed President of ARBOR, and Chen Juan shall be appointed Chief Financial Officer and Secretary of ARBOR, Chen Dong, Chen Juan, Li Yuzhong, Man Piguo, and Wang Yunlai shall be appointed to the Board of Directors of ARBOR, in accordance with the notice provisions of Rule 14f-1 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Mr. Costas Takkas and Steven V. Spoonamore shall remain on the Board of Directors, Camilla Maz shall remain as the Treasurer, and Michael Miller shall remain as the Vice President of Investor Relations of ARBOR.

     1.5     DISCLOSURE SCHEDULES.  Simultaneously with the execution of this
Agreement: (a) ARBOR shall deliver a schedule relating to ARBOR which, along with the reports of ARBOR filed with the Securities and Exchange Commission, shall be referred to as the "ARBOR Disclosure Schedule", and (b) SELLER and
                             -------------------------
LAIZHOU shall deliver a schedule relating to SELLER and LAIZHOU (the " LAIZHOU
                                                                      --------
Disclosure Schedule" and collectively with the ARBOR Disclosure Schedule, the
-------------------                            -------------------------
"Disclosure Schedules") setting forth the matters required to be set forth in
 --------------------
the Disclosure Schedules as described elsewhere in this Agreement. The
    --------------------
Disclosure Schedules shall be deemed to be part of this Agreement.  ARBOR'S
    ----------------                                                -------
Disclosure Schedule shall include, but is not limited to, all publicly filed
-------------------
documents of ARBOR.

     1.6 FURTHER ACTION. From time to time after the Closing, without further consideration, the parties shall execute and deliver such instruments of conveyance and transfer and shall take such other action as any party reasonably may request to more effectively transfer the LAIZHOU Shares and ARBOR Shares.


                                   ARTICLE II

            CONDUCT OF BUSINESS PENDING CLOSING; STOCKHOLDER APPROVAL

     ARBOR, SELLER and LAIZHOU covenant that between the date hereof and the Closing Date (as hereinafter defined):

     2.1 ACCESS BY SELLER AND LAIZHOU. ARBOR shall afford to SELLER, LAIZHOU, and their legal counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of the books, contracts and records of ARBOR, and shall furnish SELLER and LAIZHOU, during such period, with all information concerning ARBOR that SELLER or LAIZHOU may reasonably request and (b) the properties of ARBOR in order to conduct inspections at SELLER and LAIZHOU's expense to determine that ARBOR is operating in material compliance with all applicable federal, state and local and foreign statutes, rules and regulations, and that ARBOR's assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by SELLER or LAIZHOU shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. SELLER and LAIZHOU shall grant identical access to ARBOR and its agents.

     2.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, the business of ARBOR and LAIZHOU shall be operated by the respective entities in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          (a) ARBOR and LAIZHOU, respectively, shall each use its reasonable efforts to (i) keep available the services of the present agents of ARBOR and LAIZHOU; (ii) complete or maintain all existing material arrangements; (iii) maintain the integrity of all confidential information of ARBOR and LAIZHOU; and
(iv) comply in all material respects with all applicable laws; and

          (b) Except as contemplated by this Agreement, ARBOR and LAIZHOU shall not (i) sell, lease, assign, transfer or otherwise dispose of any of their material assets or property including cash; (ii) agree to assume, guarantee, endorse or in any way become responsible or liable for, directly or indirectly, any material contingent obligation; make any material capital expenditures;
(iii) enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business; (iv) declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding; (v) make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement; (vi) enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; (vii) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired; or (viii) agree to do any of the foregoing.

     2.3 EXCLUSIVITY TO SELLER AND LAIZHOU. ARBOR and its officers, directors, representatives and agents, from the date hereof, until the Closing Date (unless this Agreement shall be earlier terminated as hereinafter provided), shall not hold discussions with any person or entity, other than SELLER and LAIZHOU or their respective agents concerning the Exchange, nor solicit, negotiate or entertain any inquiries, proposals or offers to purchase the business of ARBOR, nor the shares of capital stock of ARBOR from any person other than SELLER and LAIZHOU, nor, except in connection with the normal operation of ARBOR's respective business, or as required by law, or as authorized in writing by SELLER, disclose any confidential information concerning ARBOR to any person other than SELLER, LAIZHOU and SELLER and LAIZHOU's representatives or agents. SELLER and LAIZHOU shall from the date hereof, and until the Closing Date, owe the identical obligations of confidentiality and exclusivity to ARBOR concerning the Exchange as stated in this Section.

     2.4 STOCKHOLDER APPROVAL. The Board of Directors of ARBOR has determined that the Exchange is fair to and in the best interests of its stockholders and has approved and adopted this Agreement and the terms of the Exchange. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by ARBOR, the valid and binding obligation of ARBOR, enforceable in accordance with their respective terms.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ARBOR

     Except as set forth in the ARBOR Disclosure Schedule  (which incorporates
                                -------------------------
all the reports of ARBOR filed with the United States Securities and Exchange Commission) ARBOR represents and warrants to SELLER and LAIZHOU as follows and the PRINICPAL ARBOR SHAREHOLDER, with respect to Section 3.25 only, represents and warrants to SELLER AND LAIZHOU as follows, with the knowledge and understanding that SELLER and LAIZHOU are relying materially upon such representations and warranties.

     3.1 ORGANIZATION AND STANDING. ARBOR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. ARBOR has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of ARBOR. The copies of the Articles of Incorporation and Bylaws of ARBOR, as amended to date and made available to SELLER and LAIZHOU, are true and complete copies of these documents as now in effect.

     3.2     CAPITALIZATION.

          (a) The number of shares of capital stock which are issued and outstanding are set forth in Recital D. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Other than as set forth in the ARBOR Disclosure Schedule
                                                     -------------------------
and Recital D, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which ARBOR is a party or by which it is bound, pursuant to which ARBOR is or may be required to issue or deliver securities of any class. Other than as set forth in the ARBOR Disclosure Schedule and Recital
                                          -------------------------
D, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of ARBOR.

          (b) To ARBOR'S knowledge, all outstanding shares of ARBOR capital stock have been issued and granted in compliance with all applicable securities laws and other applicable legal requirements.
          (c) ARBOR and PRINCIPAL ARBOR SHAREHOLDER have good and marketable title to all of the ARBOR Shares, free and clear of all liens, claims and encumbrances of any third persons.

     3.3 SUBSIDIARIES. Other than its 50% interest in CPL Arbor do Brasil Construtora Limitada, ARBOR owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

     3.4 AUTHORITY. ARBOR's Board of Directors has determined that the Exchange is fair to and in the best interests of ARBOR's stockholders. The execution, delivery and performance by ARBOR of this Agreement (including the contemplated issuance of Five Million (5,000,000) of the ARBOR Shares in accordance with this Agreement) has been duly authorized by all necessary action on the part of ARBOR. ARBOR has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by ARBOR in accordance herewith, the valid and binding obligations of ARBOR, enforceable in accordance with their respective terms.

     3.5     ASSETS.  Except as set forth in the Arbor Disclosure Schedule,
                                                 -------------------------
ARBOR has no material assets. Arbor has good and marketable title to all of the assets and properties listed on Schedule 3.5 and as reflected on the balance sheet included in the Arbor Financial Statements (as hereinafter defined).

     3.6     CONTRACTS AND OTHER COMMITMENTS.  Except as set forth in the ARBOR
                                                                          -----
Disclosure Schedule, ARBOR is not a party to any contracts or agreements other
-------------------
than the non-binding letter of intent with SELLER and LAIZHOU.

     3.7 LITIGATION. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting ARBOR before or by any court, arbitrator or governmental agency or authority which, in its reasonable judgment, could have a material adverse effect on the operations or prospects of ARBOR. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against ARBOR or asserted against ARBOR that has not been paid.

     3.8 TAXES. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, alternative or add- on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

          (a) ARBOR has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no material adverse effect on the business or prospects of ARBOR. All such Returns were, when filed, and to the knowledge of ARBOR are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. ARBOR has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

          (b) ARBOR is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of ARBOR, no claim for assessment or collection of any Tax related to ARBOR has been asserted against ARBOR that has not been paid. There are no Tax liens upon the assets of ARBOR. There is no valid basis, to ARBOR 's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to ARBOR by any governmental authority.

     3.9 COMPLIANCE WITH LAWS AND REGULATIONS. ARBOR has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of ARBOR is conducted or to which ARBOR is subject.

     3.10 HAZARDOUS MATERIALS. To the knowledge of ARBOR, ARBOR has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials." As used herein, the term "Hazardous Materials" means any substance now or hereafter designated pursuant to Section 307(a) and 311 (b)(2)(A) of the Federal Clean Water Act, 33 USC Sec. 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC Sec. 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC Sec. 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC Sec. 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sec. 9601(14), 9602.

     3.11     NO BREACHES. The making and performance of this Agreement will not
(i) conflict with or violate the Articles of Incorporation or the Bylaws of ARBOR, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which ARBOR is a party or by which ARBOR or any of its businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of ARBOR under, or create any rights of termination, cancellation or acceleration in any person under, any contract.

     3.12 EMPLOYEES. ARBOR has no employees that are represented by any labor union or collective bargaining unit.

     3.13     FINANCIAL STATEMENTS. The ARBOR Disclosure Schedule contains
                                        -------------------------
unaudited balance sheets of ARBOR as of September 30, 2003 and related unaudited statements of operations, cash flows and stockholders' equity of ARBOR for the periods ended at such date (collectively the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of ARBOR for the periods indicated, prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied. There are no assets of ARBOR the value of which is materially overstated in said balance sheets.

     3.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the ARBOR Disclosure Schedule, since September 30, 2003 (the "Balance Sheet Dates"),
-------------------------
there has not been:

          (a) any material adverse change in the financial condition, properties, assets, liabilities or business of ARBOR;

          (b) any material damage, destruction or loss of any material properties of ARBOR, whether or not covered by insurance;

          (c) any material adverse change in the manner in which the business of ARBOR and has been conducted;

          (d) any material adverse change in the treatment and protection of trade secrets or other confidential information of ARBOR; and

          (e) any occurrence not included in paragraphs (a) through (d) of this Section 3.14 which has resulted, or which ARBOR has reason to believe, might be expected to result in, a material adverse change in the business or prospects of ARBOR.

     3.15 GOVERNMENT LICENSES, PERMITS, AUTHORIZATIONS. ARBOR has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits"). All such Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to the knowledge of ARBOR, threatened.

     3.16     EMPLOYEE BENEFIT PLANS.

          (a) ARBOR has no bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan.

          (b) ARBOR has not maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction.

          (c)     Except as set forth in the ARBOR Disclosure Schedule, neither
                                             -------------------------
the execution, delivery or performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of ARBOR, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

     3.17     BUSINESS LOCATIONS. Other than as set forth in the ARBOR
                                                                 -----
Disclosure Schedule, ARBOR does not own or lease any real or personal property
-------------------
in any state or country.

     3.18 INTELLECTUAL PROPERTY. ARBOR owns no intellectual property of any kind. ARBOR is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     3.19     GOVERNMENTAL APPROVALS. Except as set forth in the ARBOR
                                                                 -----
Disclosure Schedule, no authorization, license, permit, franchise, approval,
-------------------
order or consent of, and no registration, declaration or filing by ARBOR with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with ARBOR's execution, delivery and performance of this Agreement. Except as set forth in the ARBOR Disclosure Schedule, no consents of
                                       -------------------------
any other parties are required to be received by or on the part of ARBOR to enable ARBOR to enter into and carry out this Agreement.

     3.20     TRANSACTIONS WITH AFFILIATES.  Except as set forth in the ARBOR
                                                                        -----
Disclosure Schedule, ARBOR is not indebted for money borrowed, either directly
-------------------
or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or affiliates indebted for money borrowed from ARBOR; nor are there any transactions of a continuing nature between ARBOR and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of ARBOR for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     3.21 NO DISTRIBUTIONS. ARBOR has not made nor has any intention of making any distribution or payment to any of its shareholders with respect to any of its shares prior to the Closing Date.

     3.22 LIABILITIES. ARBOR has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the ARBOR Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of ARBOR, or (iii) Liabilities otherwise disclosed in this Agreement, including the exhibits hereto and ARBOR Disclosure
                                                               ----------------
Schedule.
--------

     3.23     ACCOUNTS RECEIVABLE. ARBOR has no accounts receivable.

     3.24     INSURANCE. ARBOR has no insurance policies in effect.

     3.25     PRINCIPAL ARBOR SHAREHOLDER REPRESENTATIONS AND WARRANTIES.
THE PRINCIPAL ARBOR SHAREHOLDER represents and warrants that he has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other Closing Documents to which he is a party and to perform his obligations under this Agreement and the other Closing Documents to which he is a party.

     3.26 NO OMISSIONS OR UNTRUE STATEMENTS. To the best of each party's knowledge no representation or warranty made by ARBOR or the PRINCIPAL ARBOR SHARHOLDER (with respect to Section 3.25 only) to SELLER and LAIZHOU in this Agreement, the ARBOR Disclosure Schedule or in any certificate of an ARBOR
               -------------------------
officer required to be delivered to SELLER pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.


                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF SELLER AND LAIZHOU

     Except as set forth in the LAIZHOU Disclosure Schedule, SELLER and LAIZHOU
                                ---------------------------
jointly and severally represent and warrant to ARBOR as follows as of the date hereof and as of the Closing Date:

     4.1 ORGANIZATION AND STANDING OF LAIZHOU. LAIZHOU is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of LAIZHOU. The copies of the Articles of Incorporation and By-laws of LAIZHOU, as amended to date, and made available to ARBOR, are true and complete copies of those documents as now in effect.

     4.2 AUTHORITY. The Board of Directors of LAIZHOU has determined that the Exchange is advisable and in the best interests of the SELLER and LAIZHOU. LAIZHOU has approved and adopted this Agreement and the terms of the Exchange and has adopted a resolution recommending approval and adoption of this Agreement and the Exchange by LAIZHOU's stockholders. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by LAIZHOU in accordance herewith, the valid and binding obligations of LAIZHOU, enforceable in accordance with their respective terms.

     4.3     NO CONFLICT. The making and performance of this Agreement will not
(i) conflict with the Articles of Incorporation or the By-laws of LAIZHOU, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which LAIZHOU is a party or by which LAIZHOU or any of their material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of LAIZHOU, or create any rights of termination, cancellation, or acceleration in any person under any material agreement, arrangement, or commitment.

     4.4     PROPERTIES. Except as set forth in the LAIZHOU Disclosure Schedule,
                                                    ---------------------------
SELLER has good and marketable title to all of the LAIZHOU Shares, free and clear of all liens, claims and encumbrances of third persons whatsoever, and LAIZHOU has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the LAIZHOU Financial Statements (as hereinafter defined), or thereafter acquired.

     4.5 CAPITALIZATION OF LAIZHOU. The authorized capital stock of LAIZHOU consists of Five Hundred Thousand (500,000) shares of Common Stock, $1.00 par value per share, of which Four Hundred Twenty-five Thousand Nine Hundred Seventy-six (425,976) shares are issued and outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of LAIZHOU or obligating LAIZHOU to issue or sell shares of Common Stock. To LAIZHOU'S knowledge, all outstanding shares of LAIZHOU capital stock have been issued and granted in compliance with all applicable legal requirements.

     4.6 GOVERNMENTAL APPROVAL; CONSENTS. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by SELLER or LAIZHOU with any governmental authority, domestic or foreign, federal, state or local, is required in connection with SELLERS OR LAIZHOU's execution, delivery and performance of this Agreement. Except as set forth in the LAIZHOU Disclosure Schedule, no consents of any other
                           ---------------------------
parties are required to be received by or on the part of SELLER or LAIZHOU to enable SELLER and LAIZHOU to enter into and carry out this Agreement.

     4.7 ADVERSE DEVELOPMENTS. Since December 31, 2003 there have been no material adverse changes in the assets, liabilities, properties, operations or financial condition of LAIZHOU, and no event has occurred other than in the ordinary and usual course of business or as set forth in the LAIZHOU Financial Statements which could be reasonably expected to have a materially adverse effect upon LAIZHOU.

     4.8 TAXES. LAIZHOU has duly filed all returns required to be filed by it other than Returns which the failure to file would have no material adverse effect on the business of LAIZHOU. All such returns were, when filed, and to LAIZHOU 's knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. LAIZHOU has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. LAIZHOU is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of LAIZHOU, no claim for assessment or collection of any Tax has been asserted against LAIZHOU that have not been paid. There are no Tax liens upon the assets of LAIZHOU (other than the lien of personal property taxes not yet due and payable). There is no valid basis, to LAIZHOU 's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to LAIZHOU by any governmental authority.

     4.9     LITIGATION. Except as set forth on the LAIZHOU Disclosure Schedule,
                                                    ---------------------------
there is no material claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting SELLER or LAIZHOU before or by any court, arbitrator or governmental agency or authority. There are no material decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against SELLER or LAIZHOU.

     4.10 COMPLIANCE WITH LAWS AND REGULATIONS. LAIZHOU has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

     4.11 GOVERNMENTAL LICENSES, PERMITS AND AUTHORIZATIONS. LAIZHOU has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

     4.12 LIABILITIES. LAIZHOU has no material direct or indirect liabilities, as that term is defined in Section 3.22 ("LAIZHOU Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) LAIZHOU Liabilities fully and adequately reflected or reserved against on the LAIZHOU Balance Sheet, (ii) LAIZHOU Liabilities incurred in the ordinary course of the business of LAIZHOU, and (iii) LAIZHOU Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto.

     4.13     SELLER'S  REPRESENTATIONS  REGARDING  ARBOR  SHARES.

          (a) SELLER acknowledges that ARBOR has limited assets and business and that the ARBOR Shares are speculative and involve a high degree of risk, including among many other risks that the ARBOR Shares will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act of 1933, as amended ("Act"), or pursuant to an exemption from the Act's registration requirements.

          (b) SELLER acknowledges and agrees that it has been furnished with copies of the periodic reports of Arbor filed with the United States Securities and Exchange Commission including the those on Forms 10-KSB and 10-QSB for the past two years. SELLER has had an opportunity to ask questions of and receive answers from ARBOR regarding its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the ARBOR Shares.

          (c) SELLER is not a U.S. person (as defined in Regulation S promulgated under the Act ("Regulation S"), is acquiring the ARBOR Shares for its own account, and not for the account of any other person other than the benefit of SELLER, and SELLER has no current intent to make any resale, pledge, hypothecation, distribution or public offering of the ARBOR Shares except as permitted by applicable law, including the provisions of Regulation S.

          (d) SELLER, acting with the assistance of counsel and other professional advisers, possesses such knowledge and experience in financial, tax and business matters as to enable them to utilize the information made available by ARBOR, to evaluate the merits and risks of acquiring the ARBOR Shares and to make an informed investment decision with respect thereto.

          (e) SELLER was not solicited by ARBOR or anyone on ARBOR's behalf to enter into any transaction whatever, by any form of general solicitation or general advertising, as those terms are defined in Regulation S.

          (f) SELLER: (i) is domiciled and has SELLER'S principal place of business and/or residence outside the United States; and (ii) certifies that SELLER is not a U.S. Person and is not acquiring the ARBOR Shares for the account or benefit of any U.S. Person; and (iii) at the time of the Closing, SELLER or persons acting on SELLER'S behalf in connection therewith, will be located outside the United States.

     4.14     CONTRACTS AND OTHER COMMITMENTS.  Schedule 4.14 of the LAIZHOU
                                                -------------        -------
Disclosure Schedule consists of a true and complete list of all material
-------------------
contracts, agreements, commitments and other instruments (whether oral or written) to which LAIZHOU is a party. LAIZHOU has made or will make available to ARBOR a copy of each such contract. All such contracts are valid and binding upon LAIZHOU and are in full force and effect and are enforceable in accordance with their respective terms. No such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. To LAIZHOU'S knowledge, no stockholder of LAIZHOU has received any payment from any contracting party in connection with or as an inducement for causing LAIZHOU to enter into any such contract.

     4.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the LAIZHOU Disclosure Schedule, since October 31, 2003 (the "Balance Sheet Dates"),
---------------------------
there has not been:

          (a) any material adverse change in the financial condition, properties, assets, liabilities or business of LAIZHOU;

          (b) any material damage, destruction or loss of any material properties of LAIZHOU, whether or not covered by insurance;

          (c) any material adverse change in the manner in which the business of LAIZHOU and has been conducted;

          (d) any material adverse change in the treatment and protection of trade secrets or other confidential information of LAIZHOU; and

          (e) any occurrence not included in paragraphs (a) through (d) of this Section 4.15 which has resulted, or which LAIZHOU has reason to believe, might be expected to result in a material adverse change in the business or prospects of LAIZHOU.

     4.16     FINANCIAL STATEMENTS.  The LAIZHOU Disclosure Schedule contains an
                                         ---------------------------
audited balance sheet of LAIZHOU for the period from January 9, 2003 to October 31, 2003 and related audited statements of operations, cash flows and stockholders' equity of LAIZHOU for such period (collectively the "LAIZHOU Financial Statements"). The LAIZHOU Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of LAIZHOU for the periods indicated, prepared in accordance with GAAP, consistently applied. There are no assets of LAIZHOU the value of which is materially overstated in said balance sheets.

     4.17     LAIZHOU INTELLECTUAL PROPERTY.   Schedule 4.17 of the LAIZHOU
                                               -------------        -------
Disclosure Schedule sets forth a complete and correct list and summary
-------------------
description of all intellectual property, including computer software, trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of LAIZHOU, together with a complete list of all licenses granted by or to LAIZHOU with respect to any of the above. Except as otherwise set forth in Schedule 4.17 all such trademarks, trade names, service marks,
             -------------
service names, brand names, copyrights and patents are owned by LAIZHOU, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. LAIZHOU is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. LAIZHOU has not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

     4.18     SUBSIDIARIES.  Except as set forth in Schedule 4.18 of the LAIZHOU
                                                    -------------        -------
Disclosure Schedule, LAIZHOU owns no subsidiaries nor does it own or have an
-------------------
interest in any other corporation, partnership, joint venture or other entity.

     4.19 HAZARDOUS MATERIALS. To the knowledge of LAIZHOU, LAIZHOU has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of "Hazardous Materials." As used herein, the term "Hazardous Materials" means any substance now or hereafter designated which is found to be toxic or harmful to humans or the environment when present in certain amounts or quantities.

     4.20 EMPLOYEES. LAIZHOU has no employees that are represented by any labor union or collective bargaining unit.

     4.21     EMPLOYEE BENEFIT PLANS.  The LAIZHOU Disclosure Schedule
                                           ---------------------------
identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

     4.22     BUSINESS LOCATIONS. Other than as set forth in the LAIZHOU
                                                                 -------
Disclosure Schedule, LAIZHOU does not own or lease any real or personal property
-------------------
in any state or country.

     4.23      INSURANCE. Except as set forth in Schedule 4.23 of the LAIZHOU
                                                 -------------        -------
Disclosure Schedule, LAIZHOU has no insurance policies in effect.
-------------------

     4.24 NO OMISSION OR UNTRUE STATEMENT. To the best of each party's knowledge, no representation or warranty made by SELLER or LAIZHOU to ARBOR or the PRINCIPAL ARBOR SHAREHOLDER in this Agreement, in the LAIZHOU Disclosure
                                                          ------------------
Schedule or in any certificate of a LAIZHOU officer required to be delivered to
--------
ARBOR pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.


                                    ARTICLE V

                                     CLOSING

     5.1 CLOSING. The Exchange shall be completed on the first business day after the day on which the last of the conditions contained in this Article V is fulfilled or waived (the "Closing Date"); provided, however, that in no event shall the Closing occur later than March 30, 2004, unless otherwise agreed to by the parties. The Closing shall take place at the offices of Silicon Valley Law Group at 152 N. Third Street, Suite 900, San Jose, California 95112 or such other place as the parties may agree. At the Closing, ARBOR, the PRINICPAL ARBOR SHAREHOLDER, SELLER and LAIZHOU shall make the deliveries contemplated by this Agreement, and in accordance with the terms of this Agreement.

     5.2 ARBOR'S CLOSING DELIVERIES. At the Closing, in addition to documents referred elsewhere, ARBOR and/or the PRINCIPAL ARBOR SHAREHOLDER shall deliver, or cause to be delivered, to LAIZHOU:

          (a) a certificate, dated as of the Closing Date, executed by the President or Chief Executive Officer of ARBOR, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that ARBOR has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by ARBOR on or prior to the Closing Date;

          (b) certificates representing the ARBOR Shares issuable upon consummation of the Exchange;

          (c) Certified resolution of the Board of Directors authorizing and approving the transactions set forth herein;

          (d)     The ARBOR Disclosure Schedule; and
                      -------------------------

          (e) such other documents as SELLER, LAIZHOU, or their counsel may reasonably require.

     5.3 LAIZHOU'S CLOSING DELIVERIES. At the Closing, in addition to documents referred to elsewhere, SELLER and/or LAIZHOU shall deliver to ARBOR:

          (a) a certificate of LAIZHOU, dated as of the Closing Date, executed by the President or Chief Executive Officer of LAIZHOU to the effect that the representations and warranties of SELLER contained in this Agreement are true and correct in all material respects and that LAIZHOU has complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by LAIZHOU on or prior to the Closing Date;

          (b) certificates representing LAIZHOU Shares owned by SELLER, duly endorsed for transfer or accompanied by a properly executed stock power;

          (c) certified resolutions of the Board of Directors and shareholders of LAIZHOU, authorizing and approving the transactions set forth herein;

          (d)     the LAIZHOU Disclosure Schedule;
                      ---------------------------

          (e) the Shareholder Representative Agreement in the form attached hereto as Exhibit C and incorporated herein by reference; and
          ---------

          (f) such other documents as ARBOR or it's counsel may reasonably require.


                                   ARTICLE VI

       CONDITIONS TO OBLIGATIONS OF ARBOR AND PRINCIPAL ARBOR SHAREHOLDER

     The obligation of ARBOR and the PRINCIPAL ARBOR SHAREHOLDER to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

     6.1 COMPLIANCE BY SELLER AND LAIZHOU. SELLER and LAIZHOU shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with in all material respects by SELLER and LAIZHOU prior to or on the Closing Date;

     6.2 ACCURACY OF SELLER AND LAIZHOU'S REPRESENTATIONS. SELLER and LAIZHOU's representations and warranties contained in this Agreement (including the Disclosure Schedule) or any schedule, certificate, or other instrument
    -------------------
delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     6.3 DOCUMENTS. All documents and instruments required hereunder to be delivered by SELLER or LAIZHOU to ARBOR at the Closing shall be delivered in form and substance reasonably satisfactory to ARBOR and its counsel.

     6.4 LITIGATION. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to ARBOR's knowledge, be threatened.

     6.5 MATERIAL ADVERSE CHANGE. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to October 31, 2003 in the financial position, results of operations, assets, or liabilities of LAIZHOU, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of LAIZHOU.

     6.6 APPROVAL BOARD OF DIRECTORS. The Board of Directors of ARBOR shall have approved this Agreement and the transactions contemplated hereby.

     6.7 SATISFACTION WITH DUE DILIGENCE. ARBOR shall have been satisfied with its due diligence review of LAIZHOU, its subsidiaries and their operations.

     6.8 REGULATORY COMPLIANCE. ARBOR shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

     6.9 SHAREHOLDERS REPRESENTATIVE AGREEMENT. Arbor shall have received the Shareholder Representative Agreement in form and substance as set forth in Exhibit C.
----------


                                   ARTICLE VII

                 CONDITIONS TO SELLER AND LAIZHOU'S OBLIGATIONS

     SELLER and LAIZHOU's obligation to consummate the Closing is subject to the following conditions, any of which may be waived by either party in its sole discretion:

     7.1 COMPLIANCE BY ARBOR AND THE PRINICIPAL ARBOR SHAREHOLDER. ARBOR and the PRINCIPAL ARBOR SHAREHOLDER shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     7.2 ACCURACY OF REPRESENTATIONS OF ARBOR AND THE PRINCIPAL ARBOR SHAREHOLDER. The representations and warranties of ARBOR and the PRINCIPAL ARBOR SHAREHOLDER contained in this Agreement (including the exhibits hereto and the ARBOR Disclosure Schedule) or any schedule, certificate, or other instrument
      -------------------
delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     7.3 CONTINUATION AS PUBLICLY TRADED COMPANY. ARBOR shares shall continue to trade on the NASD OTC Bulletin Board System.

     7.4 LITIGATION. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to SELLER and LAIZHOU's knowledge, be threatened.

     7.5 DOCUMENTS. All documents and instruments required hereunder to be delivered by ARBOR and the PRINCIPAL ARBOR SHAREHOLDER to SELLER and LAIZHOU at the Closing shall be delivered in form and substance reasonably satisfactory to SELLER, LAIZHOU and their counsel.

     7.6     BALANCE SHEET. Except as set forth in Section 7.6 of the ARBOR
                                                   -----------        -----
Disclosure Schedule, ARBOR shall have no liabilities except as incurred in the
-------------------
ordinary course of business, as reflected on ARBOR's most recent balance sheet, or as otherwise approved by SELLER.

     7.7 APPROVAL BOARD OF DIRECTORS AND SHAREHOLDERS. The Board of Directors and shareholders of LAIZHOU shall have approved this Agreement and the transactions contemplated hereby.

     7.8 SATISFACTION WITH DUE DILIGENCE. LAIZHOU shall have been satisfied with its due diligence review of ARBOR and its subsidiary and satisfied itself that ARBOR continues to trade its shares on the NASD OTC Bulletin Board System.

     7.9 REGULATORY COMPLIANCE. LAIZHOU shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

     7.10 OUTSTANDING SHARES. ARBOR remains a publicly traded corporation and ARBOR shall have Eight Million Nine Hundred Ninety Eight Thousand (8,998,000) shares of ARBOR common stock issued and outstanding prior to the Closing and One Million Four Hundred Thousand (1,400,000) shares of Common Stock which shall be eligible for grant pursuant to the Option Plan.

                                  ARTICLE VIII

                                   TERMINATION

     8.1     TERMINATION PRIOR TO CLOSING.

          (a) If the Closing has not occurred by March 31, 2004, any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has breached any material terms or conditions of this Agreement and such breach has prevented the timely closing of the Exchange. Notwithstanding the above, such deadline may be extended one or more times, only by mutual written consent of SELLER, LAIZHOU, ARBOR and the PRINCIPAL ARBOR SHAREHOLDER;

          (b) Prior to March 31, 2004, any party may terminate this Agreement following the insolvency or bankruptcy of the other party hereto, or if any one or more of the conditions to Closing set forth in Article VI or
Article VII shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition of breach shall not have been waived by the party for whose benefit the condition was established, then ARBOR (in the case of a condition in Article V1) or SELLER (in the case of a condition specified in Article VII) may terminate this Agreement. In addition, either ARBOR or SELLER may terminate this Agreement upon written notice to the other if it shall reasonably determine that the Exchange has become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities of a formal investigation or of any action, suit or proceeding of any kind against either or both parties.

     8.2 CONSEQUENCES OF TERMINATION. Upon termination of this Agreement pursuant to this Article VIII or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation under this Agreement except for the obligations in Section 11.4; provided, however, that no termination of this Agreement, pursuant to this
Article VIII hereof or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred otherwise than under this Agreement before the date of such termination, or from any liability resulting from any willful misrepresentation of a material fact made in connection with this Agreement or willful breach of any material provision hereof.


                                   ARTICLE IX

                              ADDITIONAL COVENANTS

     9.1 MUTUAL COOPERATION. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

     9.2 CHANGES IN REPRESENTATIONS AND WARRANTIES OF A PARTY. Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representations and warranties of such party herein contained not being true and correct at and as of the Closing Date. Each party shall promptly give written notice to the other parties upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (B) any impending or threatened breach in any material respect of any of the party's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

     9.3 NAME CHANGE. As soon as practicable after the Closing, ARBOR shall change its name to "China Granite Corporation" or other similar name approved by SELLER.

     9.4 SEC FILINGS. The parties agree that the following filings shall be made with the Securities and Exchange Commission ("Commission"): (a) an information statement prepared pursuant to the requirements of Rule 14f-1 under the Exchange Act (the "Exchange Act') shall be filed with the Commission; (b) a report on Form 8-K will be filed with the Commission disclosing the consummation of the Exchange; (c) the officers and directors of ARBOR following the Closing shall file with the Commission reports on Form 3 within the required time; and
(d) any and all other filings necessary to comply with the Exchange Act.

     9.5 CONDUCT OF BUSINESS. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, LAIZHOU shall continue to conduct its businesses and maintain its business relationships in the ordinary and usual course consistent with past practice and will not, without limitation, without the prior written consent of ARBOR:

          (a) Sell, lease, assign transfer or otherwise dispose of any of its material assets, including cash;

          (b) Agree to, or assume guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

          (c)     Make any material capital expenditures;

          (d) Enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business;

          (e) Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding;

          (f) Make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement;

          (g) Enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; or

          (h) Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired.


                                    ARTICLE X

                                   SECURITIES

     10.1 ARBOR SHARES NOT REGISTERED. SELLER has been advised (i) that the ARBOR Shares have not been, and such ARBOR Shares, when issued, will not be registered under the Act, the securities laws of any state of the United States or the securities laws of any other country; (ii) that in issuing and selling the ARBOR Shares to SELLER pursuant hereto, ARBOR is relying upon the "safe harbor" provided by Regulation S for offers and sales of securities occurring outside the United States ("Regulation S") and/or on Section 4(2) under the Act;
(iii) that it is a condition to the availability of the Regulation S safe harbor that the ARBOR Shares not be offered or sold in the United States or to a U.S. Person until the expiration of a period of one year following the Closing Date;
(iv) that, notwithstanding the foregoing, prior to the expiration of one year after the Closing Date (the "Restricted Period"), the ARBOR Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and Regulation S either: (A) if the offer or sale is within the United States or to or for the account of a U.S. Person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Act; or (B) the offer and sale is outside the United States and to other than a U.S. Person. The foregoing restrictions are binding upon subsequent transferees of the ARBOR Shares, except for transferees pursuant to an effective registration statement. All certificates evidencing the ARBOR Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

     "THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED AND SOLD BY THE HOLDER HEREOF EXCEPT: (A) IF THE OFFER OR SALE IS WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT")) AND THE SECURITIES ARE OFFERED AND SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO RULE 144 UNDER THE ACT; OR (B) IF THE OFFER OR SALE IS

     OUTSIDE THE UNITED STATES AND TO OR FOR THE ACCOUNT OF SOMEONE OTHER THAN A U.S. PERSON."

     10.2 INDEMNIFICATION BY ARBOR. ARBOR shall indemnify SELLER and LAIZHOU in respect of, and hold SELLER and LAIZHOU harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by SELLER and LAIZHOU:

          (a) resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of ARBOR contained in this Agreement; and

          (b) resulting from any liability of ARBOR incurred or resulting from activities that took place prior to the Closing not disclosed on the unaudited September 30, 2003 Balance Sheet and not incurred in the ordinary course of business between September 30, 2003 and the Closing.

     10.3 INDEMNIFICATION BY SELLER AND LAIZHOU. SELLER and LAIZHOU shall jointly and severally indemnify ARBOR in respect of, and hold ARBOR harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by ARBOR:

          (a) resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of SELLER or LAIZHOU contained in this Agreement;

          (b) resulting from any employment, excess or property taxes owing or arising on account of or in connection with the operation of SELLER or LAIZHOU prior to the Closing; and

          (c) resulting from any liability of SELLER or LAIZHOU incurred or resulting from activities that took place prior to the Closing not disclosed on the October 31, 2003 Balance Sheet and not incurred in the ordinary course of business between October 31, 2003 and the Closing.


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 EXPENSES. Each party shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including legal and accounting and audit fees.

     11.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All statements contained in this Agreement or in any certificate delivered by or on behalf of ARBOR, the PRINCIPAL ARBOR SHAREHOLDER or SELLER or LAIZHOU pursuant hereto, or in connection with the actions contemplated hereby shall be deemed representations, warranties and covenants by SELLER, LAIZHOU, ARBOR and the PRINCIPAL ARBOR SHAREHOLDER as the case may be, hereunder. All representations, warranties, and covenants made by ARBOR, the PRINCIPAL ARBOR SHAREHOLDER SELLER or LAIZHOU in this Agreement, or pursuant hereto, shall survive the Closing in a period of two (2) years.

     11.3 PUBLICITY. The PRINCIPAL ARBOR SHAREHOLDER, SELLER, LAIZHOU, and ARBOR shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of ARBOR prior approval by SELLER or LAIZHOU would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations or policies of the OTC Bulletin Board.

     11.4 NON DISCLOSURE. A disclosing party will not at any time after the date of this Agreement, without the recipient's consent, except in the ordinary operation of its business or as required by law, divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of such party (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("Confidential Information"). The parties will not at any time after the date of this Agreement and prior to the Exchange use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i) at or prior to the time of disclosure by the disclosing party was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of the disclosing party, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto. The undertakings of the parties set forth above in this Section
11.4 shall terminate upon consummation of the Closing. If this Agreement is terminated pursuant to the provisions of Article VIII or any other express right of termination set forth in this Agreement, the recipient shall return to the disclosing party all copies of all Confidential Information previously furnished to it by the disclosing party.

     11.5 SUCCESSION AND ASSIGNMENTS AND THIRD PARTY BENEFICIARIES. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

There shall be no third party beneficiaries of this Agreement except as expressly set forth herein to the contrary.

     11.6 NOTICES. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

          (a)  TO SELLER:

          Yunfeng Stone Material Industry and Trade Park
          Laizhou, Shandong,
          China 261400
          Phone No.
          Fax No.
          Attn: Mr. Chen Dong
          Hailan888@yahoo.ca

          (b)  TO LAIZHOU:

          China Laizhou Bay Mining International Corporation
          Yunfeng Stone Material Industry and Trade Park
          Laizhou Shandong Province
          China 261400
          Phone No.
          Fax No.
          Attn: Mr. Chen Dong
          Hailan888@yahoo.ca

          WITH A COPY TO:

          King & Wood, LLP
          39465 Paseo Padre Parkway, #2000
          Fremont, CA 94538
          Attn: Charles Law
          Phone No. (510) 353-1888
          Fax No. (510) 226-5913
          claw@king andwood.com

          (c)  TO ARBOR:

          2642 C ollins Avenue, Suite 305
          Miami Beach, Florida USA 33140
          Phone No. (305) 534-1684

          Fax No. (305) 538-2603
          Attn: Costas Takkas

          WITH A COPY TO:

          Silicon Valley Law Group
          Attn: James C. Chapman
          152 North Third Street, Suite 900
          San Jose, California 95112
          Phone No. (408) 286-6100
          Fax No. (408) 286-1400
          jcc@svlg.com

          (d)  TO PRINCIPAL ARBOR SHAREHOLDER:

          See Exhibit A
              ---------

     Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

     11.7 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada without giving effect to the principles of conflicts of law thereof. All parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Dade County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that he/she/it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

     11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     11.9 NO IMPLIED WAIVER; REMEDIES. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     11.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of
--------------------
the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     11.11 HEADINGS. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     11.12 SEVERABILITY. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     11.13 ATTORNEYS FEES. In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys' fees and costs in addition to any other relief that it is entitled.

     11.14 CONSULTANTS. Each party represents to the others that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Exchange.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ARBOR:                              ARBOR, INC., a Nevada Corporation

                                    /s/ Costas Takkas
                                    -----------------------------------
                                    By. Costas Takkas
                                        -------------------------------
                                    Its: President
                                         ------------------------------

LAIZHOU: CHINA LAIZHOU BAY MINING INTERNATIONAL CORPORATION LIMITED, a corporation organized under the laws of the British Virgin Islands

                                    /s/ Dong Chen
                                    -----------------------------------
                                    By. Dong Chen
                                        -------------------------------
                                    Its: President
                                         ------------------------------

SELLER:                             /s/ Dong Chen
                                    -----------------------------------
                                    Dong Chen, as attorney-in-fact and
                                    representative for the Laizhou
                                    Shareholders set forth in Exhibit D
                                                              ---------

                                    /s/ Dong Chen
                                    -----------------------------------
                                    Dong Chen

                                    /s/ Chen Juan
                                    -----------------------------------
                                    Chen Juan

                                    /s/ Li Yuzhong
                                    -----------------------------------
                                    Li Yuzhong

                                    /s/ Man Piguo
                                    -----------------------------------
                                    Man Piguo

                                    /s/ Wang Yunlai
                                    -----------------------------------
                                    Wang Yunlai

PRINCIPAL ARBOR SHAREHOLDER:
                                    /s/ Costas Takkas
                                    -----------------------------------
                                    Costas Takkas



                   SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT

     EXHIBIT A     PRINCIPAL ARBOR SHAREHOLDER
     EXHIBIT B     SHAREHOLDER-DIRECTORS OF LAIZHOU
     EXHIBIT C     SHAREHOLDER REPRESENTATIVE AGREEMENT
     EXHIBIT D     ARBOR SHARES

                                    EXHIBIT A

                           PRINCIPAL ARBOR SHAREHOLDER



Costas Takkas 3,950,000 shares
1645 South Miami Ave.
Miami, Florida 33129

                                    EXHIBIT B

                                     SELLERS


          NAME         NO. OF SHARES   PERCENTAGE OWNERSHIP
          Chen Dong           35,000                  8.22%
          Chen Juan           33,440                  6.81%
          Li Yuzhong          10,600                  2.49%
          Man Piguo           20,200                  4.74%
          Wang Yunlai              0                    --

                                    EXHIBIT C

                      SHAREHOLDERS REPRESENTATIVE AGREMEENT

                                       EXHIBIT D

                                     ARBOR SHARES

----------------------------------------------------------------------------------
NAME            LAIZHOU SHARES  PERCENT OF CLASS   ARBOR SHARES  PERCENT OF CLASS
--------------  --------------  -----------------  ------------  -----------------
Chen Dong               35,000              8.22%       698,396              4.99%
--------------  --------------  -----------------  ------------  -----------------
Fu Tongsheng            29,000              6.81%       578,671              4.13%
--------------  --------------  -----------------  ------------  -----------------
Zhang Hailan            34,320              8.06%       684,827              4.89%
--------------  --------------  -----------------  ------------  -----------------
Chen Juan               33,440              7.85%       667,268              4.77%
--------------  --------------  -----------------  ------------  -----------------
Fu Xue                  30,000              7.04%       598,625              4.28%
--------------  --------------  -----------------  ------------  -----------------
Xiao Hui                30,000              7.04%       598,625              4.28%
--------------  --------------  -----------------  ------------  -----------------
Zhang Yuanming          30,000              7.04%       598,625              4.28%
--------------  --------------  -----------------  ------------  -----------------
Huang Ying              30,000              7.04%       598,625              4.28%
--------------  --------------  -----------------  ------------  -----------------
Man Piguo               20,200              4.74%       403,074              2.88%
--------------  --------------  -----------------  ------------  -----------------
Fu Zuoyu                 7,000              1.64%       139,679              1.00%
--------------  --------------  -----------------  ------------  -----------------
Zhang Xingrong          25,557              6.00%       509,969              3.64%
--------------  --------------  -----------------  ------------  -----------------
Tang Xingchang             750              0.18%        14,966              0.11%
--------------  --------------  -----------------  ------------  -----------------
Qi Guizhen                 250              0.06%         4,989              0.04%
--------------  --------------  -----------------  ------------  -----------------
Zheng Mengzhi              300              0.07%         5,986              0.04%
--------------  --------------  -----------------  ------------  -----------------
Liu Jianbo                 100              0.02%         1,995              0.01%
--------------  --------------  -----------------  ------------  -----------------
Li Yuzhong              10,600              2.49%       211,514              1.51%
--------------  --------------  -----------------  ------------  -----------------
Liu Jianlu              24,557              5.76%       490,015              3.50%
--------------  --------------  -----------------  ------------  -----------------
Chen Zhizheng            2,500              0.59%        49,885              0.36%
--------------  --------------  -----------------  ------------  -----------------
Chen Zhiyong               500              0.12%         9,977              0.07%
--------------  --------------  -----------------  ------------  -----------------
Wilfred Yu               5,000              1.17%        99,771              0.71%
--------------  --------------  -----------------  ------------  -----------------
Sun Yingsong            20,749              4.87%       414,029              2.96%
--------------  --------------  -----------------  ------------  -----------------
Chen Yanying            29,096              6.83%       580,587              4.15%
--------------  --------------  -----------------  ------------  -----------------
Chen Qiu                23,057              5.41%       460,083              3.29%
--------------  --------------  -----------------  ------------  -----------------
Zhao Lei                   500              0.12%         9,977              0.07%
--------------  --------------  -----------------  ------------  -----------------
Du Junwu                   600              0.14%        11,973              0.09%
--------------  --------------  -----------------  ------------  -----------------
Wang Weiguo                600              0.14%        11,973              0.09%
--------------  --------------  -----------------  ------------  -----------------
Yuan Yuxia               1,000              0.23%        19,954              0.14%
--------------  --------------  -----------------  ------------  -----------------
Jiang Bo                 1,000              0.23%        19,954              0.14%
--------------  --------------  -----------------  ------------  -----------------
Liu Dianhua                300              0.07%         5,986              0.04%
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
TOTALS                 425,976            100.00%     8,500,000            60.723%
----------------------------------------------------------------------------------